Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC. PROVIDES ESTIMATED PRELIMINARY 2020 RESULTS

Diluted EPS and Adjusted EBITDA Expected to be Ahead of Previous Guidance

Rent-A-Center Business Fourth Quarter Same Store Sales up 13.7%

Preferred Lease Fourth Quarter Invoice Volume up Approximately 25%

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Plano, Texas, February 4, 2021 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ/NGS: RCII) today announced that, in connection with the financing for its previously announced acquisition of Acima Holdings, LLC, it is providing selected preliminary financial information for its full year 2020.

As of the date of this release, the Company has not completed its financial statement reporting process for the fourth quarter or full year. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material, to the information presented below. As a result, the preliminary unaudited financial information included in this release is forward-looking information and is subject to risks and uncertainties, including possible material adjustments to the preliminary financial information.

Preliminary Unaudited Financial Information for Full Year 2020

“We ended 2020 on a strong note, with an expected 5.4 percent increase in full year revenue supported by an estimated 13.7 percent increase in fourth quarter same store sales at the Rent-A-Center Business segment and approximately 25 percent increase in fourth quarter invoice volume for Preferred Lease,” said Mitch Fadel, Chief Executive Officer. "The Preferred Lease gains were achieved despite supply chain constraints in that segment during the quarter."

“As they have all year, our teams executed extremely well," continued Mr. Fadel, "with favorable performance in the Rent-A-Center Business in the quarter supporting better than expected improvement in our full year Adjusted EBITDA margin. We look forward to discussing our final results in our fourth quarter earnings call.”

Based on preliminary estimates, the Company expects total 2020 revenues to be approximately $2.814 billion. That compares to its prior guidance (1) for total revenue of $2.795 billion to $2.825 billion for 2020.

On a GAAP basis, the Company expects to generate $234 million to $241 million in operating profit for the full year 2020. Net earnings and diluted earnings per share, on a GAAP basis, are expected to be in the range of $207 million to $213 million and $3.72 to $3.82, respectively.

Excluding special items, the Company expects Adjusted EBITDA for the full year 2020 to be in the range of $329 million to $333 million versus its prior guidance (1) of $308 million to $323 million, and diluted earnings per share for 2020 in the range of $3.51 to $3.56 versus its prior guidance (1) of $3.35 to $3.50. The Company ended 2020 with approximately $159 million of cash and cash equivalents and outstanding indebtedness of $197.5 million, as compared to $70.5 million and $239.5 million, respectively, as of December 31, 2019.

Preliminary 2020 Results Compared to Prior Year and Prior Guidance

	2020 Preliminary Results				2020 Prior Guidance (1)			Actual
	Low	High	Midpoint	Midpoint vs. Prior Guidance	Low	High	Midpoint	2019
Consolidated
Total Revenues ($M)	$2,814	$2,814	$2,814	$4	$2,795	$2,825	$2,810	$2,670
Adjusted EBITDA ($M) (2)	$329	$333	$331	$15	$308	$323	$316	$254
Diluted Non-GAAP EPS (2)	$3.51	$3.56	$3.54	$0.11	$3.35	$3.50	$3.43	$2.24

(1) All prior guidance referenced in this press release is as of October 28, 2020.

(2) Non-GAAP financial measure. Refer to supplemental disclosures included below in this release for additional information.

About Rent-A-Center, Inc.

Rent-A-Center, Inc. (NASDAQ: RCII) is an industry leading omni-channel lease-to-own provider for the credit constrained customer. The Company focuses on improving the quality of life for its customers by providing access and the opportunity to obtain ownership of high-quality, durable products via small payments over time under a flexible lease-purchase agreement and no long-term debt obligation. Preferred Lease provides virtual and staffed lease-to-own solutions to retail partners in stores and online enabling our partners to grow sales by expanding their customer base utilizing our differentiated offering. The Rent-A-Center Business and Mexico segments provide lease-to-own options on products such as furniture, appliances, consumer electronics, and computers in approximately 1,950 Rent-A-Center stores in the United States, Mexico, and Puerto Rico and on its e-commerce platform, Rentacenter.com. The Franchising segment is a national franchiser of approximately 460 franchise locations. Rent-A-Center is headquartered in Plano, Texas. For additional information about the Company, please visit our website at Rentacenter.com or Investor.rentacenter.com.

Forward Looking Statements

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and include, among others, statements concerning our anticipated 2020 financial and operational results and our anticipated acquisition of Acima. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to such material and adverse differences include, but are not limited to: (1) risks relating to the proposed transaction with Acima, including (i) the inability to obtain regulatory approvals required to consummate the transaction with Acima on the terms expected, at all or in a timely manner, (ii) the ability of the Company to obtain the required debt financing pursuant to its commitment letters and, if obtained, the potential impact of the additional debt on the Company’s leverage ratio, interest expense and other business and financial impacts and restrictions due to the additional debt, (iii) the failure of other conditions to closing the transaction and the ability of the parties to consummate the proposed transaction on a timely basis or at all, (iv) the failure of the transaction to deliver the estimated value and benefits expected by the Company, (v) the incurrence of unexpected future costs, liabilities or obligations as a result of the transaction, (vi) the effect of the announcement of the transaction on the ability of the Company or Acima to retain and hire personnel and maintain relationships with retail partners, consumers and others with whom the Company and Acima do business, (vii) the ability of the Company to successfully integrate Acima’s operations, (viii) the ability of the Company to successfully implement its plans, forecasts and other expectations with respect to Acima’s business after the closing and (ix) other risks and uncertainties inherent in a transaction of this size, (2) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, and impacts on (i) demand for the Company's lease-to-own products, (ii) the Company's retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy merchandise needs, (v) the Company's coworkers, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (3) the general strength of the economy and other economic conditions affecting consumer preferences and spending; (4) factors affecting the disposable income available to the Company's current and potential customers; (5) the appeal of the Company’s new Preferred Dynamix platform to retail partners and consumers; (6) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (7) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company’s Preferred Lease offering and potential for higher merchandise losses; (8) the Company's ability to protect its proprietary intellectual property; (9) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers and other competitors, including subprime lenders; (10) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments; (11) consumer preferences and perceptions of the Company's brands; (12) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (13) the Company's compliance with applicable statutes or regulations governing its businesses; (14) information technology and data security costs; (15) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; (16) adjustments identified in connection with the completion of the Company’s financial statement reporting process for the fourth quarter and full year 2020 and (17) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2019 and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures

This release contains certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), including (1) Non-GAAP diluted earnings per share (net earnings, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis) and (2) Adjusted EBITDA (net earnings before interest, taxes, depreciation and amortization, as adjusted for special items) on a consolidated basis. “Special items” refers to certain gains and charges we view as extraordinary or non-recurring in nature and which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below.

These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part our incentive compensation program for our executive officers and others.

We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

The reconciliations for the twelve months ended December 31, 2020 set forth below are estimates only. As of the date of this release, the Company has not completed its financial statement reporting process for the fourth quarter or full year 2020. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material, to the information presented below. As a result, the preliminary unaudited financial information included in this release is forward-looking information and is subject to risks and uncertainties, including possible material adjustments to the preliminary financial information.

Preliminary estimated reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

	Twelve Months Ended December 31, 2020
	Low		High
(in millions, except per share data)	Amount	Per Share	Amount	Per Share
Net earnings	$207	$3.72	$213	$3.82
Special Items, net of taxes (1)	(9)	(0.21)	(13)	(0.26)
Net earnings excluding special items	$198	$3.51	$200	$3.56

(1) Special items for the twelve months ended December 31, 2020 include loss incurred on sale of RAC Business Stores in California to a franchisee, costs related to the execution of the definitive agreement to acquire Acima Holdings, LLC, legal settlement reserves, write-off of certain IT hardware assets, shutdown and holding costs related to RAC Business store closures, and impacts related to COVID-19, offset by the release of tax valuation allowances.

Preliminary estimated reconciliation of operating profit to Adjusted EBITDA:

	Twelve Months Ended December 31, 2020
(In millions)	Low	High
Operating Profit	$234	$241
Plus: Amortization, Depreciation	57	57
Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)(1)	38	35
Adjusted EBITDA	$329	$333

(1) Special items for the twelve months ended December 31, 2020 includes loss incurred on sale of RAC Business Stores in California to a franchisee, costs related to the execution of the definitive agreement to acquire Acima Holdings, LLC, legal settlement reserves, write-off of certain IT hardware assets, shutdown and holding costs related to RAC Business store closures, and impacts related to COVID-19.

Investors:

Rent-A-Center, Inc.

Maureen Short

EVP, Chief Financial Officer

972-801-1899

maureen.short@rentacenter.com